Exhibit 21.1
SUBSIDIARIES OF EV ENERGY PARTNERS, L.P.

Entity	Jurisdiction of Organization

EV Properties GP, LLC[1]	Delaware
EV Properties, L.P.	Delaware
EVPP GP, LLC[2]	Delaware
EnerVest Production Partners, Ltd.	Texas
EnerVest-Cargas, Ltd.	Texas
EVWV GP, LLC[3]	Delaware
EnerVest WV, L.P.	Delaware
EVCG GP, LLC[4]	Delaware
EV Clinton Properties, L.P.
Delaware

[1]	EV Properties GP, LLC owns a 0.01% general partner interest in EV Properties, L.P.

[2]	EVPP GP, LLC owns a 1.0% general partner interest in EnerVest Production Partners, Ltd. and EnerVest-Cargas, Ltd. EnerVest Production Partners, Ltd. owns a 99% limited partnership interest in EnerVest-Cargas, Ltd.

[3]	EVWV GP, LLC owns a 1.0% general partner interest in EnerVest WV, L.P.

[4]	EVCG GP, LLC owns a 1.0% general partner interest in EV Clinton Properties, L.P.